DELAFIELD FUND, INC.

                 Wrapper to Adviser/Distributor's Code of Ethics
                 -----------------------------------------------

     Delafield Fund, Inc. hereby adopts as its own the annexed Code of Ethics (the "Code") of its investment adviser, Reich & Tang Asset Management, LLC (the "Adviser"), and its principal underwriter, Reich & Tang Distributors, Inc. (the "Distributor"), with the following changes:

1. Definitions.
   ------------

     (a) "Access Person" means any Advisory Person of the Fund. All of a Fund's directors, officers and general partners are presumed to be Access Persons of the Fund.

     (b) "Advisory Person" means (i) any director, officer, general partner or employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

     (c) "Access Persons" under the Fund's Code shall not include any individual who is required to file reports under the attached Joint Code of Ethics for the Adviser and Distributor.

     (d) Any director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 ("disinterested director") shall not be deemed to be an "Access Person" as that term is used in the Code, except for purposes of Section E and Section F (first two paragraphs only) of Part I.

     (e) The term "Covered Securities" in connection with the reporting requirements of the disinterested directors set forth below shall not include "Reportable Funds" as defined in the Code.

     (f) The "Chief Compliance Officer" for purposes of the Fund's Code shall be Rosanne Holtzer.

2. Reporting Requirements for Disinterested Directors.
   ---------------------------------------------------

     (a) A disinterested director of the Fund need only report a transaction in a Covered Security in a quarterly transaction report if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the director, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund. The form of quarterly transaction report is set forth on Exhibit A. A disinterested director need not report any transactions effected for Covered Securities held in any account over which the person has no direct or indirect influence or control. Disinterested directors are not subject to the requirements relating to Initial or Annual Holdings Reports or any of the other requirements set forth in Section A of Part II of the Code, except for the quarterly transaction reports described above. Disinterested directors should complete and return a quarterly transaction even when there are no transactions to report.

     (b) The Chief Compliance Officer or her designee will identify all "Access Persons" who are under a duty to make reports under the Fund's Code and will inform these persons of such duty.

3. Administration of the Code of Ethics.
   -------------------------------------

(a) General Rule
    ------------

     The Fund must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

(b)  Written Report to Board of Directors
     ------------------------------------

     No less frequently than annually, the Fund must furnish to its board of directors, and the board of directors must consider, a written report that:

(1) Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2) Certifies that the Fund has adopted procedures reasonably necessary to prevent access persons from violating the Code.

     (c) SANCTIONS. A sanction, if any, to be imposed on a disinterested director may be imposed not by the Adviser but rather by a majority of the other, uninvolved directors of the Fund.


         AMENDED: APRIL 21, 2005

                                                                       EXHIBIT A


                              DELAFIELD FUND, INC.
                   QUARTERLY REPORT OF SECURITIES TRANSACTIONS

                 FOR THE QUARTER ENDED__________________________


[ ] I have securities transactions to report for the quarter and they are listed as follows (to report additional transactions, please attach additional pages, as needed). This report will not be construed as an admission that I have any direct or indirect beneficial ownership in the Convened Securities to which this report relates.

--------------- -------------- --------------- ----------------- ----------- ----------- ---------- ------------------

                                                INTEREST RATE/
                   SHARES/                      MATURITY DATE                                        NAME OF BROKER
     DATE          AMOUNT        SECURITY*     (if applicable)     PRICE        BUY        SELL       OR BANK USED
--------------- -------------- --------------- ----------------- ----------- ----------- ---------- ------------------

--------------- -------------- --------------- ----------------- ----------- ----------- ---------- ------------------

--------------- -------------- --------------- ----------------- ----------- ----------- ---------- ------------------

--------------- -------------- --------------- ----------------- ----------- ----------- ---------- ------------------

--------------- -------------- --------------- ----------------- ----------- ----------- ---------- ------------------

         *Please list the full name of the security as well as the ticker symbol or CUSIP number.


                                      NOTES


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


 [  ]I have no securities transactions to report for the quarter.


Directions:


1. Include all transactions during the calendar quarter set forth above in "Covered Securities" in which you (or a member of your "Family/Household") has "Beneficial Ownership," as such terms are defined in the Code.


2. Report all transactions for all accounts except with respect to accounts over which you have no direct or indirect influence or control. You are also not required to report transactions effected pursuant to an "Automatic Investment Plan" as defined in the Code.


3. A report on this form is required within 30 calendar days after the end of each quarter.



----------------------------------                --------------------------
Name (Please Print)                               Signature


Date Submitted:
               ------------------------------------

                                 CODE OF ETHICS

                          (As Amended January 1, 2007)

                       REICH & TANG ASSET MANAGEMENT, LLC
                        REICH & TANG DISTRIBUTORS, INC.
                          REICH & TANG SERVICES, INC.

     This is the Code of Ethics (the "Code") of Reich & Tang Asset Management, LLC ("RTAM"), Reich & Tang Distributors, Inc. ("RTD") and Reich & Tang Services, Inc. ("RTS," and together with RTAM and RTD, the "Firm").

THINGS YOU NEED TO KNOW TO USE THIS CODE

     1. Terms IN BOLDFACE TYPE have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

     2. To understand what parts of this Code apply to you, you need to know whether you are an ACCESS PERSON.

If you do not know, ask the CHIEF COMPLIANCE OFFICER.

     3. This Code has three sections:

      Part  I Applies to All Personnel, including ACCESS PERSONS

      Part  II Applies to All Non-ACCESS PERSONS

      Part  III Applies Only to ACCESS PERSONS

      Part  IV Definitions

     4. There are three Reporting Forms that ACCESS PERSONS have to fill out under this Code. You can get copies of the Reporting Forms from the CHIEF COMPLIANCE OFFICER.

     5. The CHIEF COMPLIANCE OFFICER has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

      o The Firm expects that waivers will be granted only in rare instances, and

      o Some provisions of the Code that are prescribed by SEC rules cannot be waived. These provisions include, but are not limited to, the requirements that ACCESS PERSONS file reports and obtain pre-approval of investments in private placements.

     6. The management of the Firm and its compliance personnel will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

     7. You must acknowledge your receipt of this Code (and any amendment thereto) by returning the Form of Acknowledgement attached hereto.

                                     PART I
                            APPLIES TO ALL PERSONNEL

A. GENERAL PRINCIPLES

     RTAM is a fiduciary for its investment advisory and sub-advisory clients. RTD serves as principal underwriter to certain registered investment companies, including certain investment companies for which RTAM also serves as investment adviser or sub-adviser. Because of these relationships, it is generally improper for the Firm or its personnel to

      o use for their own benefit (or the benefit of anyone other than the client) information about the Firm's trading or recommendations for client accounts; or

      o take advantage of investment opportunities that would otherwise be available for the Firm's clients.

     Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

     The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. ANY VIOLATIONS MUST BE REPORTED PROMPTLY TO THE CHIEF COMPLIANCE OFFICER.

     RTAM enforces a "No Retaliation Policy." As a result, no Firm personnel who in good faith report a violation of this Code (or who, in good faith, report an event that he or she reasonably believes to be a violation of this Code) shall suffer harassment, retaliation, or adverse employment consequences as a result of reporting the violation. Further, any employee who harasses or retaliates against an employee who has reported a violation of this Code is subject to discipline up to and including termination of employment.

     The Firm treats violations of this Code (including violations of the spirit of this Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

     Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

     If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CHIEF COMPLIANCE OFFICER. Please do not guess at the answer.

B. COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

     More generally, Firm personnel are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

      o the SECURITIES ACT OF 1933, the SECURITIES EXCHANGE ACT OF 1934, the SARBANES-OXLEY ACT OF 2002 and the rules thereunder;

      o     the INVESTMENT ADVISERS ACT of 1940 and the rules thereunder;

      o     the INVESTMENT COMPANY ACT OF 1940 and the rules thereunder;

      o Title V of the GRAMM-LEACH-BLILEY ACT OF 1999 (privacy and security of client non-public information); and

      o the BANK SECRECY ACT, as it applies to mutual funds and investment advisers under the rules of the Department of the Treasury and the Securities and Exchange Commission ("SEC").

C. GIFTS TO OR FROM BROKERS, CLIENTS OR OTHERS

     No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) from any vendor, broker, securities salesman, client or prospective client (a "business contact"). The CHIEF COMPLIANCE OFFICER may, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction. This prohibition applies equally to gifts to members of the FAMILY/HOUSEHOLD of Firm personnel.

     No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

     These policies are not intended to prohibit normal business entertainment.

D. SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

     To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other company, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer, and will ordinarily require consideration by senior officers or the board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm or any not-for-profit, charitable foundation, organization or similar entity.

E. PROHIBITION AGAINST INSIDER TRADING

     You and the members of your Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

      o     trading while in possession of material, nonpublic information;

      o     communicating ("tipping") such information to others;

      o recommending the purchase or sale of securities on the basis of such information; or

      o providing substantial assistance to someone who is engaged in any of the above activities.

     This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material nonpublic information about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. (Note that the information need not be so important that it would have changed the investor's decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company's securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

     RESTRICTED LIST. If you are presented with the opportunity to learn privileged and confidential information to assist in your analysis of any security, private claim or other instrument, you must clear the receipt of such information (and the signing of any requisite confidentiality letter) prior to obtaining the information (and signing the letter) with the CHIEF COMPLIANCE OFFICER. If you obtain information about an investment that you believe may be material, nonpublic information, you must immediately notify the CHIEF COMPLIANCE OFFICER of the information. If the CHIEF COMPLIANCE OFFICER determines that the information constitutes material, nonpublic information which might expose the Firm or any of its affiliates to liability for "insider trading," the company will be placed on the Restricted List described below. Companies included on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the CHIEF COMPLIANCE OFFICER.

     When a company is placed on the Restricted List, no member or employee of the Firm or any of its affiliates (or any member of the FAMILY/HOUSEHOLD of such member or employee) may trade in the securities or other instruments of the company, either for their own account or for the account of any of the funds or clients of the Firm, absent authorization from the CHIEF COMPLIANCE OFFICER, until that company is removed from the Restricted List. In addition, no member or employee of the Firm or any of its affiliates (or any member of the FAMILY/HOUSEHOLD of such member or employee) may recommend trading in such company, or otherwise disclose material nonpublic information, to anyone. The Restricted List is a confidential list of companies that is maintained in the possession of the CHIEF COMPLIANCE OFFICER.

     SANCTIONS. Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm. These could involve administrative sanctions by the SEC, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

     NO FIDUCIARY DUTY TO USE INSIDE INFORMATION. Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be "inside" information. In fact, as noted above, such conduct often violates the federal securities laws.

     If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations, you should consult with the CHIEF COMPLIANCE OFFICER.

                                    PART II
                       APPLIES TO ALL NON-ACCESS PERSONS

     You and members of your FAMILY/HOUSEHOLD are prohibited from trading in a COVERED SECURITY if you have actual knowledge that such security is being considered for purchase or sale for a client on a particular trading day. This prohibition does not include the types of transactions listed in section A.1. ("Exceptions") in Part III of this Code.

                                    PART III

                         APPLIES TO ALL ACCESS PERSONS

      A.    PROHIBITION ON TRADING IN COVERED SECURITIES DURING THE BLACKOUT
            PERIOD

     You and members of your FAMILY/HOUSEHOLD are prohibited from buying or selling a COVERED SECURITY in any account in which you have BENEFICIAL OWNERSHIP on any trading day on which trading in that security occurs on behalf of a client account. This prohibition is known as the BLACKOUT PERIOD.

      1.    Exceptions

      This prohibition does not apply to the following categories of transactions:

      o Transactions in COVERED SECURITIES by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have BENEFICIAL OWNERSHIP. (For example, the purchase or sale by a Firm-managed hedge fund of a COVERED SECURITY would not be subject to this prohibition, even though the portfolio manager of the hedge fund could be deemed to have BENEFICIAL OWNERSHIP of SUCH COVERED SECURITY.)

      o     Transactions in REPORTABLE FUNDS.

      o Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for

            Economic Cooperation and Development, or any agency or authority thereof.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      o     Purchases of COVERED SECURITIES pursuant to an Automatic Investment
            Plan.

      o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES and received by you (or a member of your Family/Household) from the issuer.

      o     Transactions in COVERED SECURITIES that satisfy the DE MINIMIS TEST.

            o A trade satisfies the DE MINIMIS TEST if, on a trading day, the number of shares traded in a security for any account in which the ACCESS PERSON or a member of his or her FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP (unless exempted by this Code) does not exceed 1% of the average trading volume in the COVERED SECURITY over the previous five trading days. All trades in the accounts referred to in the preceding sentence will be aggregated for purposes of applying the De Minimis Test.

VIOLATIONS OF THE BLACKOUT PERIOD. The BLACKOUT PERIOD represents a fundamental feature of the Firm's Code of Ethics and the Firm's commitment to its fiduciary duties. As a result, violations of the BLACKOUT PERIOD will be taken very seriously and disciplinary actions will be taken in the event of such violations. In determining the type of sanction to impose in response to improper personal trading, the Firm will consider the gravity and materiality of the offense. Other considerations may include whether the employee has engaged in improper trading in the past or has a history of violations of the Firm's compliance policies and procedures.

     NOTE: The following are not COVERED SECURITIES, and, therefore, are not subject to the BLACKOUT PERIOD: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered open-end investment companies (other than REPORTABLE FUNDS).

B. REPORTING REQUIREMENTS

     One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of COVERED SECURITY, FAMILY/HOUSEHOLD, BENEFICIAL OWNERSHIP and REPORTABLE FUNDS in the "Definitions" section at the end of this Code.

     You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

     Copies of all reporting forms may be obtained from the CHIEF COMPLIANCE OFFICER.

     1. INITIAL HOLDINGS REPORTS. No later than 10 calendar days after you become an ACCESS PERSON, you must file with the CHIEF COMPLIANCE OFFICER an Initial Holdings Report.

     The Initial Holdings Report requires you to list all COVERED SECURITIES (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your FAMILY/HOUSEHOLD) have BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers, investment managers and banks where you maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on the date you became an ACCESS PERSON. The information contained in the report must be current as of a date no more than 45 calendar days prior to the date you became an ACCESS PERSON.

     The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, and that you understand that you are an ACCESS PERSON under the Code.

     2. QUARTERLY TRANSACTION REPORTS. No later than 30 calendar days after the end of March, June, September and December each year, you must file with the CHIEF COMPLIANCE OFFICER a Quarterly Transaction Report.

     The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in COVERED SECURITIES (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected. The Quarterly Transaction Report also requires you to either confirm or amend your complete list of all brokers, dealers, investment managers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held during the quarter for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD.

     EXCEPTION: An ACCESS PERSON need not report transactions effected pursuant to an AUTOMATIC INVESTMENT PLAN.

     3. ANNUAL HOLDINGS REPORTS. By February 14 of each year, you must file with the CHIEF COMPLIANCE OFFICER an Annual Holdings Report.

     The Annual Holdings Report requires you to list all COVERED SECURITIES (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP as of December 31 of the prior year. It also requires you to list all brokers, dealers, investment managers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on December 31 of the prior year.

     The Annual Holdings Report also requires you to confirm that you have read and understand this Code and have complied with its requirements, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, and that you understand that you are an ACCESS PERSON under the Code.

     4. DUPLICATE CONFIRMATION STATEMENTS. If you or any member of your FAMILY/HOUSEHOLD has a securities account with any broker, dealer or bank, you or your FAMILY/HOUSEHOLD member must direct that broker, dealer or bank to send, directly to the Firm's CHIEF COMPLIANCE OFFICER, contemporaneous duplicate copies of all transaction confirmation statements relating to that account.

C. TRANSACTION RESTRICTIONS

     1. PRECLEARANCE. You and members of your FAMILY/HOUSEHOLD are prohibited from engaging in any transaction in a COVERED SECURITY for any account in which you or a member of your FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP, unless you obtain, in advance of the transaction, preclearance for that transaction. Preclearance is obtained by first completing the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be obtained from the CHIEF COMPLIANCE OFFICER.) The Personal Trade Request Form must then be signed and dated by the employee who intends to engage in a personal trade. By signing the form, the employee affirms that the trade is in compliance with the Code and, if such trade is intended to satisfy the DE MINIMIS TEST, that the trade satisfies the test, subject to verification from the trading desk that the trade does not exceed 1% of the average daily trading volume for the COVERED SECURITY for the immediately preceding five trading days. The Personal Trade Request Form is then submitted to the CHIEF COMPLIANCE OFFICER for preclearance.

     If preclearance is obtained, the approval is valid for the day on which it is granted. A trade that satisfies the DE MINIMIS TEST will be valid for the day of approval and the immediately following business day. The volume of trading will be based on trading in the five trading days immediately preceding the date of the preclearance request. The CHIEF COMPLIANCE OFFICER may revoke a preclearance any time after it is granted and before you execute the transaction.

     Note: The CHIEF COMPLIANCE OFFICER may deny or revoke preclearance for any reason. Preclearance will not be granted for any COVERED SECURITY for which the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security), unless that trade satisfies the DE MINIMIS TEST. Neither the BLACKOUT PERIOD nor the DE MINIMIS TEST applies to transactions in open-end investment companies, including REPORTABLE FUNDS.

     The preclearance requirements do not apply to the following categories of transactions:

      o Transactions in COVERED SECURITIES by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have BENEFICIAL OWNERSHIP (for example, the purchase or sale by a Firm-managed hedge fund of a COVERED SECURITY would not be subject to pre-clearance, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such COVERED SECURITY).

      o Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your

            FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      o     Purchases of COVERED SECURITIES pursuant to an AUTOMATIC INVESTMENT
            PLAN.

      o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES and received by you (or FAMILY/HOUSEHOLD member) from the issuer.

     NOTE: The following are not COVERED SECURITIES and, accordingly, are also not subject to the preclearance requirements: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of open-end registered investment companies that are not REPORTABLE FUNDS.

     2. PRIVATE PLACEMENTS.

     Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any security (not just COVERED SECURITIES) in a private placement, except with the specific, advance written approval of the CHIEF COMPLIANCE OFFICER, which the CHIEF COMPLIANCE OFFICER may deny for any reason.

     3. INITIAL PUBLIC OFFERINGS.

     Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any security (not just COVERED SECURITIES) in an initial public offering, except with the specific, advance written approval of the CHIEF COMPLIANCE OFFICER, which the CHIEF COMPLIANCE OFFICER may deny for any reason.

     4. PROHIBITION ON SHORT-TERM TRADING IN REPORTABLE FUNDS.

     Neither you nor any member of your FAMILY/HOUSEHOLD may purchase and sell, or sell and purchase, shares of any REPORTABLE FUND within any period of 30 calendar days. This prohibition applies to shares of REPORTABLE FUNDS held in 401(k) plan accounts, as well as in other accounts in which you or a member of your FAMILY/HOUSEHOLD has BENEFICIAL OWNERSHIP. Note that an exchange of shares counts as a sale of shares for purposes of this prohibition.

     This prohibition does not apply to the following categories of transactions:

      o Transactions under AUTOMATIC INVESTMENT PLANS, including automatic 401(k) plan investments, and transactions under a Reportable Fund's dividend reinvestment plan.

            o For example, if you have established an AUTOMATIC INVESTMENT PLAN under which regular monthly investments are automatically made in a REPORTABLE FUND, that investment will not be considered to begin or end a 30 calendar day holding period.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

     NOTE: In applying the prohibition on short-term trading in REPORTABLE FUNDS, the Firm may take account of all purchase and sale transactions in a REPORTABLE FUND, even if the transactions were made in different accounts. For example, a purchase of shares of a REPORTABLE FUND in a brokerage account, followed within 30 calendar days by an exchange out of the same REPORTABLE FUND in your 401(k) account, will be treated as a violation.

     IN APPLYING THE 30-CALENDAR-DAY HOLDING PERIOD, THE MOST RECENT PURCHASE (OR SALE) WILL BE MEASURED AGAINST THE SALE (OR PURCHASE) IN QUESTION. (THAT IS, A LAST-IN, FIRST-OUT ANALYSIS WILL APPLY.) ALSO, IF FEWER THAN 30 CALENDAR DAYS HAVE ELAPSED SINCE A PURCHASE (OR SALE), NO SHARES OF THAT REPORTABLE FUND MAY BE SOLD (OR PURCHASED). THAT IS, A VIOLATION WILL BE DEEMED TO HAVE OCCURRED EVEN IF THE NUMBER OF SHARES OR THE DOLLAR VALUE OF THE SECOND TRADE WAS DIFFERENT FROM THE NUMBER OF SHARES OR DOLLAR VALUE OF THE FIRST TRADE.

     5. PROHIBITION ON SHORT-TERM TRADING OF COVERED SECURITIES (OTHER THAN REPORTABLE SECURITIES). Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, a COVERED SECURITY held by any client (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 30-calendar days. If any such transactions occur, the Firm will require any profits from the transactions to be disgorged for donation by the Firm to charity.

     This prohibition does not apply to the following categories of transactions:

      o Transactions in COVERED SECURITIES by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have BENEFICIAL OWNERSHIP (for example, the purchase or sale by a Firm-managed hedge fund of a COVERED SECURITY would not be subject to this prohibition, even though the portfolio manager of the hedge fund could be deemed to have a BENEFICIAL OWNERSHIP of such COVERED SECURITY).

      o Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      o     Purchases of COVERED SECURITIES pursuant to an AUTOMATIC INVESTMENT
            PLAN.

      o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES and received by you (or FAMILY/HOUSEHOLD member) from the issuer.

     NOTE: The following are not COVERED SECURITIES, and so are not subject to this prohibition: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered open-end investment companies that are not REPORTABLE FUNDS.

     6. PROHIBITION ON SHORT SALES AND SIMILAR TRANSACTIONS. Neither you nor any member of your FAMILY/HOUSEHOLD may purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any BENEFICIAL OWNERSHIP, in any COVERED SECURITY held by any client.

                                    PART IV
                                  DEFINITIONS

      These terms have special meanings in this Code of Ethics:

      ACCESS PERSON
      AUTOMATIC INVESTMENT PLAN
      BENEFICIAL OWNERSHIP
      BLACKOUT PERIOD
      CHIEF COMPLIANCE OFFICER
      COVERED SECURITY
      DE MINIMIS TEST
      FAMILY/HOUSEHOLD
      REPORTABLE FUND

     The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

     IMPORTANT: IF YOU HAVE ANY DOUBT OR QUESTION ABOUT WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS, ASK THE CHIEF COMPLIANCE OFFICER. PLEASE DO NOT GUESS AT THE ANSWER.

ACCESS PERSON includes each person described in either Rule 204A-1 under the Investment Advisers Act or Rule 17j-1 under the Investment Company Act. If you are an access person, you have been notified by Firm's Chief Compliance Officer. In certain cases, you will be required to complete the affirmation included herein as Form E.

AUTOMATIC INVESTMENT PLAN means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An AUTOMATIC INVESTMENT PLAN includes a dividend reinvestment plan.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm) even if you do not share in the profits (e.g., you manage the assets of an unrelated person without receiving compensation).

BENEFICIAL OWNERSHIP is a very broad concept. Some examples of forms of BENEFICIAL OWNERSHIP include:

      Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

      Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

      Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, UNLESS the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's BENEFICIAL OWNERSHIP. This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

      Securities in a person's individual retirement account.

      Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

      Securities owned by a trust of which the person is a BENEFICIARY.

      Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

      Securities owned by an investment club in which the person participates.

     This is not a complete list of the forms of ownership that could constitute BENEFICIAL OWNERSHIP for purposes of this Code. You should ask the CHIEF COMPLIANCE OFFICER if you have any questions or doubts at all about whether you or a member of your FAMILY/HOUSEHOLD would be considered to have BENEFICIAL OWNERSHIP in any particular situation.

BLACKOUT PERIOD means any trading day on which trading occurs in a COVERED SECURITY on behalf of a client account. During a BLACKOUT PERIOD, there is a general prohibition on trading in the same COVERED SECURITY by you and members of your FAMILY/HOUSEHOLD in any account in which you have BENEFICIAL OWNERSHIP, subject to certain exceptions.

CHIEF COMPLIANCE OFFICER means Michael Appleton, or another person that he designates to perform the functions of CHIEF COMPLIANCE OFFICER when he is not available. For purposes of reviewing the CHIEF COMPLIANCE OFFICER'S own transactions and reports under this Code, the functions of the CHIEF COMPLIANCE OFFICER are performed by an appropriate designee.

COVERED SECURITY means anything that is considered a "security" under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

     Direct obligations of the U.S. Government.

      Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

      Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than REPORTABLE FUNDS.

      Shares issued by money market funds.

     This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

      o futures contracts and options on securities, on indexes and on currencies.

      o     investments in all kinds of limited partnerships.

      o     investments in foreign unit trusts and foreign mutual funds.

      o     investments in private investment funds and hedge funds.

     If you have any question or doubt about whether an investment is a considered a security or a COVERED SECURITY under this Code, ask the CHIEF COMPLIANCE OFFICER.

The DE MINIMIS TEST measures the number of shares traded on a trading day in any personal securities transactions in a COVERED SECURITY for any account in which an ACCESS PERSON or a member of his or her FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP (unless exempted by the Code) for the purpose of determining whether such trades, in aggregate, exceed 1% of the average trading volume in a COVERED SECURITY for the five immediately preceding trading days.

Members of your FAMILY/HOUSEHOLD include:

      Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

      Your children (if they live in the same household as you and you contribute in any way to their support).

      Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters- in-law, including adoptive relationships.

     Comment--There are a number of reasons why this Code covers transactions in which members of your FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

REPORTABLE FUND means any investment company other than a money market fund that is registered under the Investment Company Act for which the Firm serves as an investment adviser or sub-adviser, or whose investment adviser or sub-adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.

     Comment - REPORTABLE FUNDS are COVERED SECURITIES. Purchases or sales of shares of REPORTABLE FUNDS by Firm personnel and members of their FAMILY/HOUSEHOLD are subject to special scrutiny, including pre-clearance requirements, because of the fiduciary duty that our Firm and its affiliates owe to the investment companies that they advise, sub-advise or distribute. The CHIEF COMPLIANCE OFFICER maintains a list of the investment companies that are classified as REPORTABLE FUNDS. Reportable Funds, however, are not subject to the BLACKOUT PERIOD.

                                 ACKNOWLEDGMENT

     I have received the Code of Ethics (the "Code") of Reich & Tang Asset Management, LLC and Reich & Tang Distributors, Inc. (collectively, the "Firm") and have read and understand the Sections applicable to my position with the Firm.

     I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

--------------------------------        -----------------------------
Signature                               Date

--------------------------------
Printed Name

                        FORM A - INITIAL HOLDINGS REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 10 CALENDAR DAYS AFTER BECOMING AN ACCESS PERSON UNDER THE CODE OF ETHICS OF REICH & TANG ASSET MANAGEMENT, LLC AND REICH & TANG DISTRIBUTORS, INC. (the "CODE"). TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of ACCESS PERSON:

Date I Became an ACCESS PERSON (the "Reporting Date"):

Date received by CHIEF COMPLIANCE OFFICER:

Initial Certification:

[] I confirm that I have read and understand the Code and have complied with its requirements. I understand that, for purposes of the Code, I am classified as:

[] an ACCESS PERSON

Initial Holdings Report (check ONE of the following two boxes):

[] Neither I, nor any member of my FAMILY/HOUSEHOLD, has BENEFICIAL OWNERSHIP of any COVERED SECURITIES (including any shares of REPORTABLE FUNDS).

[] Attached as APPENDIX A is a complete list of all COVERED SECURITIES (including any shares of REPORTABLE FUNDS) in which I, and/or a member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP on the Reporting Date.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check ONE of the following two boxes):

[] Neither I, nor any member of my Family/Household, had, as of the Reporting Date, any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not Covered Securities or Reportable Funds) are held, and with respect to which I, or any member of my Family/Household, has Beneficial Ownership.

[] All accounts that I, and/or any member of my Family/Household, maintain with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities or Reportable Funds) are held, and with respect to which I, and/or a member of my Family/Household, had Beneficial Ownership as of the Reporting Date are set forth below:

Name(s) of Institution(s)               Account Number (s)
-------------------------               -------------------
-------------------------               -------------------
-------------------------               -------------------

All information provided in this Form A is true and complete to the best of my knowledge.

I have read the Code, and will keep a copy for future reference. I understand my responsibilities under the Code and agree to comply with all of its terms and conditions. In particular, I understand that the Code applies to me and to all investments in which I have BENEFICIAL OWNERSHIP, as well as investments in which members of my FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP.

Signed:

Date:

                                   APPENDIX A

INITIAL HOLDINGS REPORT OF ALL COVERED SECURITIES (INCLUDING REPORTABLE FUNDS)

Name of ACCESS PERSON:

Name of Institution (e.g., Schwab, Merrill):
(Include an additional sheet for each Institution)

Account Number:

Title/Description of    Exchange Ticker/CUSIP/          Number of Shares (or Principal
Covered Securities/     Interest Rate/Maturity Date     Amount)
Reportable Funds

--------------------    ---------------------------     ------------------------------
--------------------    ---------------------------     ------------------------------
--------------------    ---------------------------     ------------------------------
--------------------    ---------------------------     ------------------------------
--------------------    ---------------------------     ------------------------------

Note: You may attach copies of your quarterly or annual statement(s), as applicable, in lieu of listing each security. Please use additional sheets as needed.

                     FORM B - QUARTERLY TRANSACTION REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 30 CALENDAR DAYS AFTER THE END OF MARCH, JUNE, SEPTEMBER AND DECEMBER OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of ACCESS PERSON:
Reporting Period/Calendar Quarter End Date:
Date received by CHIEF COMPLIANCE OFFICER:

Transactions Report (check ONE of the following three boxes):

[] There were no transactions in COVERED SECURITIES (including transactions in shares of REPORTABLE FUNDS) during the most recently completed calendar quarter in which I, or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP.

[] Attached as APPENDIX B is a complete list of all transactions in COVERED SECURITIES (including any transactions in shares of REPORTABLE FUNDS) during the most recently completed calendar quarter in which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP, other than transactions effected pursuant to an AUTOMATIC INVESTMENT PLAN.

NEW SECURITIES ACCOUNTS (check ONE of the following two boxes):

[] Neither I, nor any member of my FAMILY/HOUSEHOLD, established any new accounts during the most recent calendar quarter with brokers, dealers, investment managers or banks in which securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) are held, and with respect to which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP.

[] During the most recent calendar quarter, I and/or a member of my FAMILY/HOUSEHOLD established the following account(s) with brokers, dealers, investment managers or banks in which securities are held, and with respect to which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP:

Name(s) of Institution(s)       Account Number (s)      Date Account
                                                        Established

-------------------------       -----------------       ------------
-------------------------       -----------------       ------------
-------------------------       -----------------       ------------

GIFT DISCLOSURE:

I received __________ did not receive __________ favors, gifts or gratuities from brokers, dealers, investment bankers or other business-related persons or organizations during the above month. If such items were received, please describe such favors, gifts or gratuities and the circumstances under which such items were received below:

DATE    Approximate Value (if over $100)        Item/Event
------  -------------------------------         --------------------------
------  -------------------------------         --------------------------
------  -------------------------------         --------------------------
------  -------------------------------         --------------------------

All information provided in this Form B is true and complete to the best of my knowledge.

                                    Signed:
                                    Date:

APPENDIX B - TRANSACTIONS IN COVERED SECURITIES (INCLUDING SHARES OF REPORTABLE FUNDS) DURING MOST RECENT CALENDAR QUARTER

Name of ACCESS PERSON:
Reporting Period/Calendar Quarter:
Date received by CHIEF COMPLIANCE OFFICER:

Name of Institution (e.g., Schwab, Merrill):
(Include an additional sheet for each Institution)


Account Number:

                 Type                                                                                   Institution
                (e.g.,                                                          Rate/Maturity           through which
Transaction     purchase,       Title of        Number          Principal       Date (if                transaction
Date            sale)           Securities      of Shares       Amount          applicable)     Price   effected

---------       ---------       ----------      ---------       ----------      --------------  ------  -----------
---------       ---------       ----------      ---------       ----------      --------------  ------  -----------
---------       ---------       ----------      ---------       ----------      --------------  ------  -----------
---------       ---------       ----------      ---------       ----------      --------------  ------  -----------

Note: You may attach copies of your quarterly or annual statement(s), as applicable, in lieu of listing each security transaction. Please use additional sheets as needed.

YOU DON'T HAVE TO LIST TRANSACTIONS IN COVERED SECURITIES OR REPORTABLE FUNDS ON APPENDIX B IF THEY WERE EFFECTED PURSUANT TO AN AUTOMATIC INVESTMENT PLAN.

FORM C - ANNUAL HOLDINGS REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN FEBRUARY 14 OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of ACCESS PERSON:
Calendar Year Covered by this Report:
Date received by CHIEF COMPLIANCE OFFICER:

Annual Certification

[] I confirm that I have read and understand the Code and have complied with its requirements. I understand that, for purposes of the Code, I am classified as:

      []    an Access Person

Annual Holdings Report (check ONE of the following two boxes):

[] As of December 31 of the most recently completed calendar year, neither I, nor any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP of any COVERED SECURITIES (including any shares of REPORTABLE FUNDS).

[] Attached as APPENDIX C is a complete list of all COVERED SECURITIES (including any shares of REPORTABLE FUNDS) in which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP as of December 31 of the most recently completed calendar year.

ACCOUNTS WITH BROKERS, DEALERS, INVESTMENT MANAGERS AND/OR BANKS (CHECK ONE OF THE FOLLOWING TWO BOXES):

[] Neither I, nor any member of my FAMILY/HOUSEHOLD, as of December 31 of the most recently completed calendar year, had any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) were held and with respect to which I, or a member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP.

[] All accounts that I and/or any member of my FAMILY/HOUSEHOLD maintained, as of December 31 of the most recently completed calendar year, with brokers, dealers, investment managers or banks in which securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) were held and with respect to which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP are listed below:

Name(s) of Institution(s)       Account Number (s)
------------------------        -------------------
------------------------        -------------------
------------------------        -------------------

     All information provided in this Form C is true and complete to the best of my knowledge.

Signed:
Date:

                                   APPENDIX C
ANNUAL HOLDINGS REPORT OF ALL COVERED SECURITIES (INCLUDING REPORTABLE FUNDS)

Name of ACCESS PERSON:
Date received by CHIEF COMPLIANCE OFFICER:

Title/Description of Covered    Exchange Ticker/CUSIP Interest  Number of Shares (or
Securities/Reportable Funds     Rate/Maturity Date              Principal Amount)
----------------------------    ------------------------------  -----------------
----------------------------    ------------------------------  -----------------
----------------------------    ------------------------------  -----------------
----------------------------    ------------------------------  -----------------
----------------------------    ------------------------------  -----------------



Note: All information should be reported as of December 31 of the most recently completed calendar year. You may attach copies of your annual statement(s), as applicable, in lieu of listing each security. Please use additional sheets as needed.

                      FORM D - PERSONAL TRADE REQUEST FORM

An ACCESS PERSON must complete this Personal Trade Request Form prior to engaging in any personal securities transactions in a COVERED SECURITY for any account in which the ACCESS PERSON or a member of his or her FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP (unless exempted by the Code).

INVESTMENT INFORMATION

Issuer:

Equity Investments (please circle):     Common Stock    Preferred Stock
Number of shares:

Debt Investments:
Interest rate:
Maturity date:

TRANSACTION INFORMATION

Transaction Type (please circle):

 Purchase       Sale    Short Sale      Other

Estimated Trade Date:
Estimated Price:
Broker/Dealer:
Is the proposed investment an IPO? Y N
Is the proposed investment a Limited Offering? Y N
Number of transactions in Covered Security over the last 30 calendar day period?

Account Information
Account Number:
Account Name:
Name of Institution:

REPRESENTATION AND SIGNATURE

By executing this Personal Trade Request Form, I represent that the information contained herein is accurate and complete, that my trading in this investment is not based on any material nonpublic information, and that the trade complies with the letter and spirit of the Code of Ethics. I understand that preclearance will only be in effect for the day it is granted (i.e., the date of Compliance Officer's signature), unless the trade satisfies the De Minimis test, in which case preclearance shall be valid for the immediately following business day as well.

---------------------------------
Access Person Name (please print)


---------------------------------       --------------------
Access Person Signature                 Date

DISPOSITION OF REQUEST

Circle One:

Approved        Denied

--------------------------------        --------------------
Compliance Officer Signature            Date

FORM E - AFFIRMATION OF STATUS AS NON-ACCESS PERSON

By signing below, I affirm that:

I do not have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund.

I do not make any recommendations, participate in the determination of which recommendation will be made, or assist others in determining which recommendations will be made in connection with the purchase or sale of Covered Securities.

I do not obtain information concerning recommendations made to a Reportable Fund with regard to the purchase or sale of Covered Securities by such fund.

Signature:
Name:
Title:
Date:

REPORTABLE FUND means any investment company other than a money market fund that is registered under the Investment Company Act for which the Firm serves as an investment adviser or sub- adviser, or whose investment adviser or sub-adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.

COVERED SECURITY means anything that is considered a "security" under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

o     Direct obligations of the U.S. Government.

o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

o Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds.

o     Shares issued by money market funds.

                                      E-1